                                                                      EXHIBIT 12

                           HLI OPERATING COMPANY, INC.

                       RATIOS OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)
                       (MILLIONS OF DOLLARS EXCEPT RATIOS)

                                                         YEAR        8 MONTHS    4 MONTHS      YEAR          YEAR          YEAR
                                                         ENDED         ENDED       ENDED       ENDED         ENDED         ENDED
                                                      JANUARY 31,   JANUARY 31,   MAY 31,   JANUARY 31,   JANUARY 31,   JANUARY 31,
                                                         2005          2004        2003        2003          2002          2001
Earnings:
  Earnings (loss) before taxes on income, minority
  interest, cumulative effect of change in
  accounting principle and extraordinary gain         $     (43.8)  $     (32.8)  $  27.8   $     (73.0)  $    (381.6)  $    (173.9)
Interest expense:
  Bank borrowings and long-term debt                         51.6          43.2      22.7          72.7         175.2         163.5
  New Preferred Stock dividends                               0.8           0.5       --            --            --            --
  Rentals (1)                                                 6.4           4.7       0.4           9.4          10.3          10.3
                                                      -----------   -----------   -------   -----------   -----------   -----------
Earnings (loss) before interest expense, New
Preferred Stock dividends, taxes on income,
minority interest, cumulative effect of change in
accounting principle and extraordinary gain           $      15.0   $      15.6   $  50.9   $       9.1   $    (196.1)  $      (0.1)
                                                      ===========   ===========   =======   ===========   ===========   ===========

Fixed charges:
  Bank borrowings and long-term debt                  $      51.6   $      43.2   $  22.7   $      72.7   $     175.2   $     163.5
  New Preferred Stock dividends                               0.8           0.5       --            --            --            --
  Rentals (1)                                                 6.4           4.7       0.4           9.4          10.3          10.3
                                                      -----------   -----------   -------   -----------   -----------   -----------
Total fixed charges                                   $      58.8   $      48.4   $  23.1   $      82.1   $     185.5   $     173.8
                                                      ===========   ===========   =======   ===========   ===========   ===========

Ratio of earnings (loss) to fixed charges                  N/A (2)       N/A (2)     2.20        N/A (2)       N/A (2)       N/A (2)
                                                      ===========   ===========   =======   ===========   ===========   ===========
Coverage deficiency on fixed charges                  $      43.8   $      32.8     N/A     $      73.0   $     381.6    $    173.9
                                                      ===========   ===========   =======   ===========   ===========   ===========


(1)  Estimated interest component of rent expense.
(2)  Earnings are inadequate to cover fixed charges.